Exhibit 10.32
THIRD AMENDMENT
TO THE
CATERPILLAR INC.
SUPPLEMENTAL DEFERRED COMPENSATION PLAN
Effective as of January 1, 2005, Caterpillar Inc. (the “Company”) established the Caterpillar Inc. Supplemental Deferred Compensation Plan (the “Plan”). By a document dated May 9, 2017, the Plan was most recently amended and restated effective May 15, 2017. Pursuant to Article IX of the Plan, the Company has reserved the right to amend the Plan in whole or in part, at any time. By this instrument, the Company amends the Plan to: (i) remove references to SPP Pay, (ii) clarify that deferral elections are no longer suspended for a period of six-months after a participant obtains a hardship distribution under a 401(k) Plan, and (iii) reflect the merger of the Caterpillar 401(k) Retirement Plan with and into the Caterpillar 401(k) Savings Plan.
1.This Third Amendment shall be effective as of January 1, 2019, unless otherwise specified herein.
2.    Effective January 1, 2020, Section 1.1(a) of the Plan shall be amended in its entirety to read as follows:
“(a)    “401(k) Plan” means the Caterpillar 401(k) Savings Plan, as such plan may be amended or any successor to such plan, to which the Participant is eligible to make elective deferrals (without regard to the limitations of Sections 402(g) or 401(a)(17) of the Code) or to receive Company non-elective contributions as of the date the Participant’s corresponding credits under this Plan are determined.”
3.    Effective January 1, 2020, Section 1.1 of the Plan shall be amended to remove Sections 1.1(c) and (d) and renumbering the rest of the Section (and any cross-references thereto) accordingly.

4.    Section 1.1(dd) of the Plan (or effective January 1, 2020, Section 1.1(bb) as renumbered in accordance with this Third Amendment) is hereby amended in its entirety to read as follows:
“(dd)    “Incentive Compensation” means STIP Pay and Lump-Sum Awards.”
5.    Effective January 1, 2020, Section 1.1(gg) of the Plan (Section 1.1(ee) as renumbered in accordance with this Third Amendment) shall be amended in its entirety to read as follows:
“(gg)    “Maximum Matching Contribution Percentage” means the same matching contribution that is applicable to the Participant in the 401(k) Plan. For purposes of this Section 1.1(gg), an individual participates in the 401(k) Plan if such individual is eligible to make elective deferrals under such 401(k) Plan (without regard to the limitations of Sections 402(g) or 401(a)(17) of the Code).”
6.    Section 1.1(hh) of the Plan (or effective January 1, 2020, Section 1.1(ff) as renumbered in accordance with this Third Amendment) is hereby amended in its entirety to read as follows:
“(hh)    “NEC Eligible Pay” means the sum of Base Pay and Incentive Compensation, minus 401(k) Plan Compensation. The Plan Administrator shall determine NEC Eligible Pay for all Participants in a uniform and nondiscriminatory manner. Notwithstanding any provision of the Plan to the contrary, NEC Eligible Pay will include such amounts paid to a Participant after the Participant's Separation from Service but within a time period identified by the Plan Administrator in its sole discretion and in a uniform and nondiscriminatory manner, which time period shall not exceed two and one-half months from the date of the Participant's Separation from Service.”
7.    Section 1.1 of the Plan is hereby amended to remove Section 1.1(tt) (or effective January 1, 2020, Section 1.1(rr) as renumbered in accordance with this Third Amendment) and renumbering the rest of the Section (and any cross-references thereto) accordingly.

8.    Effective January 1, 2020, Section 2.1 of the Plan is hereby amended it its entirety to read as follows:
“2.1    Eligibility and Participation. An employee shall be eligible to participate in the Plan as of the first day of the first pay period that commences in the month next following the date that he (a) is in salary grade 28 or higher pursuant to the Company’s standard salary grades; and (b) is eligible to make elective deferrals to the 401(k) Plan, provided, that, (i) for an employee first promoted to salary grade 28 or higher, clause (a) shall be satisfied after the employee’s supervisor has completed all administrative requirements to effect such promotion; and (ii) clause (b) shall not apply if he had already made elective deferrals equal to or in excess of the applicable dollar amount for purposes of Section 402(g) of the Code and (if applicable) catch-up contributions equal to or in excess of the applicable dollar amount for purposes of Sections 402(g) and 414(v)(2)(B) of the Code or he had already received compensation in excess of the applicable dollar limitation under Section 401(a)(17) of the Code, for such calendar year. Notwithstanding the foregoing, if an employee is employed in a division of the Company or by an Affiliate that does not use the Company’s standard salary grades, such employee shall be eligible to participate in the Plan if he (1) is in a salary grade that is considered in all respects to be the equivalent of a salary grade 28 or higher pursuant to the Company’s standard salary grades; and (2) is eligible to make elective deferrals to the 401(k) Plan, provided, that, clauses (1) and (2) shall be subject to the rules described in clauses (a) and (b) of this Section 2.1. The Plan Administrator shall determine in a uniform and nondiscriminatory manner whether a salary grade is equivalent for this purpose.”
9.    Effective January 1, 2020, Section 2.2 of the Plan is hereby amended it its entirety to read as follows:
“2.2    Discontinuance of Participation. The Plan Administrator shall discontinue an individual’s active participation in the Plan if the individual is no longer in a salary grade of 28 or higher (or the equivalent, as described above), or no longer is eligible to make elective deferrals to the 401(k) Plan (other than by reason of the individual’s elective deferrals during a calendar year reaching the applicable dollar limitation under Section 402(g)(1) of the Code or the individual’s receiving compensation for the calendar year in excess of the applicable dollar limitation under Section 401(a)(17)

of the Code). If an individual’s active participation is discontinued, the individual’s Deferral Agreements shall be cancelled and the individual will not be entitled to make Deferrals or to receive Matching Credits or Non-Elective Contribution Credits under the Plan. The individual will not be entitled to receive a distribution, however, until the occurrence of another event (e.g., death or Separation from Service) that entitles the Participant to receive a distribution. The Participant’s accounts will continue to be adjusted to reflect investment earnings or losses in accordance with Section 5.1 until the accounts are distributed.”
10.    Section 3.1(c) of the Plan is hereby amended in its entirety to read as follows:
“(c)     Revocation. The Plan Administrator shall terminate a Participant’s election to make Supplemental Deferrals and/or Excess Deferrals if the Participant has made a withdrawal due to Unforeseeable Emergency as provided in Section 6.10, but only to the extent that terminating the election would help the Participant to meet the related emergency need; provided that, any such Participant shall be permitted to complete a new Deferral Agreement during the annual election period described in Section 3.1(a), subject to the applicable restrictions in this Section 3.1 and Section 3.2.”
11.    Section 3.2(b) of the Plan is hereby amended in its entirety to read as follows:
“(b)    Deferral of Incentive Compensation. Deferral Agreements that relate to the deferral of Incentive Compensation shall be completed by the Participant and delivered to the Plan Administrator prior to the date that is six months before the end of the performance period to which the Incentive Compensation relates. The Deferral Agreement will remain in effect with respect to all future Incentive Compensation until changed by the Participant in accordance with the preceding sentence. The Plan Administrator, in his discretion, may require an earlier time by which the election to defer Incentive Compensation must be completed. In addition, the Plan Administrator, in his discretion, may require that Participants make separate elections for one or more different types of Incentive Compensation (e.g., STIP Pay and Lump-Sum Awards). Notwithstanding any provision of the Plan to the contrary, a Deferral Agreement shall also apply to Incentive Compensation paid to a Participant after the Participant's Separation from Service but within a time period identified by the Plan Administrator in its sole discretion and in a uniform and non-discriminatory manner, which time period shall not exceed two and one-half months from the date of the Participant's Separation from Service.”
12.    Section 3.4(a) of the Plan is hereby amended in its entirety to read as follows:
“(a)    Supplemental Matching Credit. The Supplemental Matching Credit shall be in an amount equal to: (1) 6% times the Maximum Matching Contribution Percentage of Base Pay deferred by the Participant as Supplemental Deferrals and (2) the Maximum Matching Contribution Percentage of the STIP Pay and Lump- Sum Awards deferred by the Participant as Supplemental Deferrals (up to a maximum deferral of 6% of the Participant's STIP Pay and Lump-Sum Awards for the Plan Year). The amount credited pursuant to this paragraph (a) shall be allocated to the Supplemental Matching Credit Account maintained for the Participant.”
13.    Effective January 1, 2020, Article V of the Plan shall be amended to replace any reference to “401(k) Retirement Plan” with “401(k) Plan”.
14.    This Third Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this Third Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and the intent of this Third Amendment.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed as of this 12th day of December 2019.
CATERPILLAR INC.

/s/ Cheryl H. Johnson
Cheryl H. Johnson
Chief Human Resources Officer